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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PACKAGING CORPORATION OF AMERICA
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PACKAGING CORPORATION OF AMERICA

March 31, 2008

Dear PCA Stockholder:

        You are cordially invited to attend the 2008 Annual Meeting of Stockholders to be held at our corporate office, located at 1900 West Field Court, Lake Forest, Illinois, on Tuesday, May 13, 2008 at 8:30 a.m., central time.

        Following this page is the formal notice of the meeting and our Proxy Statement. Also enclosed is a proxy or voting instruction card, a postage-paid envelope and our 2007 Annual Report to Stockholders.

        It is important to ensure that your shares are represented at the meeting. Whether or not you expect to attend the meeting, please vote your shares by following the instructions on the enclosed proxy or voting instruction card regarding each of these voting options.

                      Sincerely,

                      Paul T. Stecko
                       Chairman and
                      Chief Executive Officer

PACKAGING CORPORATION OF AMERICA
1900 West Field Court
Lake Forest, Illinois 60045
(847) 482-3000

NOTICE OF THE
2008 ANNUAL MEETING OF STOCKHOLDERS
May 13, 2008

        The Annual Meeting of Stockholders of Packaging Corporation of America will be held at our corporate office located at 1900 West Field Court, Lake Forest, Illinois, on Tuesday, May 13, 2008, beginning at 8:30 a.m., central time. The purpose of the meeting is to:

•
elect our board of directors for a one-year term to expire at the 2009 Annual Meeting of Stockholders;

•
ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors; and

•
consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

        Only stockholders of record at the close of business on March 17, 2008 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof.

        Your vote is important. Whether you plan to attend the meeting or not, you are urged to vote your shares by following the instructions on the enclosed proxy or voting instruction card. If you do attend the meeting, you may vote in person, even if you have returned a proxy card.

By Order of the Board of Directors,

Kent A. Pflederer Vice President, General Counsel and Corporate Secretary
March 31, 2008

TABLE OF CONTENTS

ABOUT THE MEETING	1
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS	4
ELECTION OF DIRECTORS (ITEM NO. 1 ON PROXY CARD)	5
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM NO. 2 ON PROXY CARD)	11
COMPENSATION DISCUSSION AND ANALYSIS	13
COMPENSATION COMMITTEE REPORT	19
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION	20
OWNERSHIP OF OUR STOCK	29
TRANSACTIONS WITH RELATED PERSONS	31
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	31
OTHER INFORMATION	32

PACKAGING CORPORATION OF AMERICA
1900 West Field Court
Lake Forest, Illinois 60045
(847) 482-3000

PROXY STATEMENT

        This proxy statement contains information related to our 2008 Annual Meeting of Stockholders to be held on Tuesday, May 13, 2008, at 8:30 a.m., central time, at our corporate office located at 1900 West Field Court, Lake Forest, Illinois, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our board of directors. The proxy materials relating to the annual meeting are first being mailed on or about March 31, 2008 to stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

  •
  electing our board of directors for a one-year term to expire at the 2009 Annual Meeting of Stockholders; and

  •
  ratifying the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors.

What are the voting recommendations of the board of directors?

        The board of directors recommends that you vote your shares:

  •
  FOR each of the director nominees; and

  •
  FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors.

Who is entitled to vote at the meeting?

        Only stockholders of record at the close of business on the record date, March 17, 2008, are entitled to receive notice of the annual meeting of stockholders and to vote their shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law, holders of our common stock are entitled to one vote per share on each matter to be voted upon at the meeting.

        As of February 29, 2008, we had 104,453,359 shares of our common stock outstanding.

Who can attend the meeting?

        All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 8:00 a.m., central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (847) 482-3000.

        Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

        A quorum is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding common stock on the record date will constitute a quorum for our meeting. Broker "non-votes" and proxies received but marked as abstentions will be included as present for purposes of establishing a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular matter and has not received instructions from the beneficial owner. We expect that nominees will have discretionary authority for each proposal presented at the meeting.

        If a quorum is not present at the annual meeting, the stockholders present may adjourn the annual meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

How do I vote if shares are held in my name?

        If the shares of our common stock are held in your name, you can vote on matters to come before the meeting in two ways:

  •
  by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

  •
  by written ballot at the meeting.

        Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the proxies named on the proxy card will vote your shares for all of the directors nominated and for the ratification of the appointment of Ernst & Young LLP. Should any other matter requiring a vote of stockholders arise, the stockholders confer upon the proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. All of the proxies are our officers.

How do I vote if I hold my shares through a broker, bank or other nominee?

        Stockholders whose shares of our common stock are held in street name must either direct the record holder of their shares as to how to vote their shares of our common stock or obtain a proxy from the record holder to vote at the meeting. These stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

How do I vote shares I hold in the 401(k) plan?

        If you are one of our employees who holds common stock through the PCA Common Stock Fund under the Packaging Corporation of America Retirement Savings Plan for Salaried Employees or the Packaging Corporation of America Thrift Plan for Hourly Employees, you will receive from the plan trustee a request for voting instructions with respect to the shares of our common stock representing your proportionate interest in the plans. You are entitled to direct the plan trustee how to vote your proportionate interest of shares in the plans as well as a portion of any shares for which no timely voting instructions are received from other participants. If you do not give voting instructions to the plan trustee within the time specified by the plan trustee, your proportionate interest of shares in the plans will be voted by the plan trustee in the same proportion as shares held by the plan trustee for which voting instructions have been received. You may revoke your previously given voting instructions by filing with Computershare Trust Company, N.A., the tabulator of votes and our transfer agent, either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Computershare must receive the notice of revocation or the voting instruction card no later than May 9, 2008.

How do I change my vote?

        If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

  •
  filing a written notice of revocation with our corporate secretary;

  •
  signing and delivering another proxy bearing a later date; or

  •
  attending the meeting and casting your vote in person.

        If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

What vote is required to approve each item?

        Election of Directors.    A plurality of the voting power present in person or represented by proxy and entitled to vote at the meeting is required for the election of each director. Accordingly, the seven nominees receiving the most votes will be elected to the board. Only shares that are voted in favor of a particular nominee will be counted towards that nominee's achievement of a plurality. Shares present at the annual meeting that are not voted for a particular nominee, shares present in person or represented by proxy where the stockholder properly withholds authority to vote for such nominee, and broker "non-votes," if any, will not be counted towards such nominee's achievement of a plurality.

        Ratification of Ernst & Young LLP.    For the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2008, the affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the meeting is required. If a stockholder abstains from voting or directs the stockholder's proxy to abstain from voting on the matter, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker "non-votes," if any, are not entitled to vote for such matter and will have no effect on the outcome of the vote.

Who will be tabulating and certifying votes at the meeting?

        We have engaged Computershare Trust Company, N.A., our transfer agent, to serve as the tabulator of votes and a representative of Computershare to serve as inspector of election and certify the votes.

How are we soliciting this proxy?

        We are soliciting this proxy on behalf of our board of directors by mail and will pay all expenses associated with this solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxy materials for a fee of $7,500 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without additional compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2008
ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and our 2007 Annual Report to Stockholders are available at
www.edocumentview.com/pkg

ELECTION OF DIRECTORS

(ITEM NO. 1 ON PROXY CARD)

        Our board of directors has six members, all of whom are elected annually. The size of the board will be increased to seven effective upon the 2008 annual meeting. The seven nominees named below are proposed to be elected at this annual meeting to serve until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees have been nominated for election by our board of directors upon the recommendation of the nominating and governance committee of the board of directors.

        Our current director, Louis A. Holland, will retire from our board effective upon the 2008 Annual Meeting of Stockholders. Ms. Beebe and Dr. Jameel were nominated to fill the seat vacated by Mr. Holland and the new seat created by increasing the size of the board.

        A properly submitted proxy will be voted by the persons named on the proxy card for the election of each nominee, unless you indicate that your vote should be withheld. If elected, each nominee will serve until the expiration of his or her term and his successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the shareholder has directed otherwise.

        Set forth below is information regarding each nominee. Standing for election are:

Paul T. Stecko. Mr. Stecko is 63 years old and has served as Chief Executive Officer of PCA since January 1999 and as Chairman of the Board since March 1999. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is a member of the board of directors of Tenneco Inc., Smurfit Kappa Group Limited, State Farm Mutual Insurance Company and American Forest & Paper Association.

Cheryl K. Beebe. Ms. Beebe is 52 years old and has served as the Vice President and Chief Financial Officer of Corn Products International, Inc., a manufacturer and seller of a number of ingredients to food and industrial customers, since February 2004 and has been employed by Corn Products International since 1997. Ms. Beebe previously served as Vice President, Finance from July 2002 to February 2004, as Vice President from 1999 to 2002 and as Treasurer from 1997 to February 2004. She served as Director of Finance and Planning for CPC International, Inc.'s (now named Unilever BestFoods) worldwide Corn Refining Business from 1995 to 1997 and as Director of Financial Analysis and Planning for its Corn Products North America business from 1993. From 1980 to 1993, she served in various financial positions in CPC's U.S. consumer food business, North American audit group and worldwide corporate treasury group. Ms. Beebe is a Trustee of Fairleigh Dickinson University.

Henry F. Frigon. Mr. Frigon is 73 years old and has served as a director of PCA since February 2000. Mr. Frigon served as Chairman, President and CEO of Carstar, Inc., a provider of collision repair services, from June 1998 until his retirement in February 2001. Since 1994, he has been a private investor and business consultant. Mr. Frigon served as Executive Vice President—Corporate Development and Strategy and Chief Financial Officer of Hallmark Cards, Inc. from 1990 through 1994. He retired as President and Chief Executive Officer of BATUS, Inc. in March 1990 after serving with the company for over 10 years. Mr. Frigon is a member of the board of directors of H&R Block, Inc. and Tuesday Morning Inc.

Hasan Jameel. Dr. Jameel is 53 years old and is the Ellis Signe Olsen Professor of pulp and paper technology at North Carolina State University. He has served on the faculty at North Carolina State University since 1987. From 1979 to 1987, Dr. Jameel was employed by International Paper Company at its corporate research center and in its mill operations. In March 2007, Dr. Jameel was named a TAPPI Fellow, which is an award given to individuals who have made extraordinary technical or service contributions to the pulp and paper industry and/or TAPPI. TAPPI is the leading association for the worldwide pulp, paper and converting industries.

Samuel M. Mencoff. Mr. Mencoff is 51 years old and has served as a director of PCA since January 1999 and served as Vice President of PCA from January 1999 through January 2000. Mr. Mencoff has been employed principally by Madison Dearborn Partners, LLC, a private equity investment firm, since 1993 and currently serves as Co-Chief Executive Officer. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff is a member of the board of directors of Smurfit Kappa Group Limited.

Roger B. Porter. Mr. Porter is 61 years old and has served as a director of PCA since May 2005. Mr. Porter is currently the IBM Professor of Business and Government at Harvard University and has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Gerald Ford, Ronald Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. Mr. Porter is also a director of Tenneco Inc., Zions Bancorporation, Pactiv Corporation and Extra Space Storage Inc.

Rayford K. Williamson. Mr. Williamson is 82 years old and has served as a director of PCA since February 2000. Prior to his retirement in 1998, Mr. Williamson served as Senior Vice President of B E & K, Inc., a construction and engineering consulting firm, from 1995 to 1998. Prior to that time, Mr. Williamson was President of B E & K Engineering Company from 1989 to 1995 and Vice President of B E & K Engineering Company from 1985 to 1989. From 1951 to 1985, Mr. Williamson was employed by International Paper Company. Mr. Williamson currently serves as Director Emeritus of B E & K, Inc.

        The board of directors unanimously recommends a vote FOR the election of each of the director nominees.

Determination of Director Independence

        Our corporate governance guidelines provide that a majority of the board of directors will consist of independent directors. In determining independence of our directors, the nominating and governance committee conducts an annual review and reports its findings to the full board. The nominating and governance committee determines if any material relationships exist that would impair the independence of any directors or nominees and makes a recommendation to the board as to their independence.

        A director may not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with us. The board of directors has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange ("NYSE") listing standards). In connection with the review performed at its February 20, 2008 meeting, the committee and the board were not aware of any relationship that would disqualify any of our non-employee directors or nominees from being independent, nor, except as described below, did the committee and the board consider any relationship in determining any director's or nominee's independence.

        We purchase raw materials in the ordinary course of business from Corn Products International, Inc., which employs Ms. Beebe as Vice President and Chief Financial Officer. The amount of 2007 purchases was less than 0.5% of the 2007 sales of each of Corn Products International and PCA. Ms. Beebe is not directly involved in, and is not compensated as a result of, this business relationship. Accordingly, the board determined that this business relationship was not a material relationship between Ms. Beebe and PCA, and determined her to be independent and eligible to serve on the audit committee.

        During 2006 and 2007, Dr. Jameel provided consulting services to us, for which he received total fees and expense reimbursements of approximately $7,000. He has not provided services to us since October 2007. During 2007, we paid his employer, North Carolina State University, $5,000 for services relating to his field of expertise. In determining Dr. Jameel to be independent and eligible to serve on the audit committee, the board considered that the consulting relationship had terminated and determined that the past amounts paid were not material to Mr. Jameel or to us, and that the arrangement was not a material relationship.

        Based on the report and recommendation of the nominating and governance committee, the board of directors has determined that the following directors and nominees, which constitute six of the seven nominees for election to the board, are independent: Cheryl K. Beebe, Henry F. Frigon, Hasan Jameel, Samuel M. Mencoff, Roger B. Porter, and Rayford K. Williamson. Louis A. Holland, who is retiring from our board, and Thomas S. Souleles, who served on our board through February 22, 2008, were previously determined to be independent and eligible to serve on each of the committees on which he served.

2007 Board of Directors Meetings

        The board met four times during 2007. Each member of the board attended at least 75% of the aggregate number of meetings of the board and the committees on which he was a member, with most of the directors attending 100% of the meetings.

        All but one of the directors attended the 2007 Annual Meeting of Stockholders, and all directors are expected to attend the 2008 Annual Meeting of Stockholders.

        In accordance with NYSE rules, non-employee directors are required to meet at regularly scheduled executive sessions without management present. Mr. Mencoff, who serves as the presiding director, serves as the chairperson for these executive sessions. The presiding director is an independent director elected by the independent directors on the board. In addition to presiding at executive sessions of non-employee directors, the presiding director has the responsibility to: coordinate with the chairman and chief executive officer the establishment of the agenda and topics for board and stockholder meetings; retain independent advisors on behalf of the board as the board may determine is necessary or appropriate; and perform such other functions as the independent directors may designate from time to time. The non-management directors met twice in executive session during 2007.

Board Committees

        The board has standing nominating and governance, compensation and audit committees. As required under NYSE rules and the committee charters, each of these committees consists solely of independent directors. Additional committee service eligibility requirements for audit committee members and compensation committee members are set forth in the committee charters and described below.

Nominating and Governance Committee

        Mr. Holland (Chair), Mr. Mencoff and Mr. Porter currently serve on the nominating and governance committee. Effective upon the 2008 annual meeting, Mr. Williamson will replace Mr. Holland on the committee, and Mr. Porter will chair the committee. The committee met one time during 2007.

        The nominating and governance committee's primary responsibilities include, among other things:

  •
  recommendation to the board of nominees for election to the board;

  •
  review and recommendation of independence for the nominees for election to the board;

  •
  recommendation of board committee membership; and

  •
  review of our corporate governance attributes.

        The board sought new nominees during the past year, which culminated in the nomination of Ms. Beebe and Dr. Jameel. Each of Ms. Beebe and Dr. Jameel were referred to the committee for consideration as a result of a search led by our chairman and chief executive officer. In determining to nominate Ms. Beebe, the committee and the board primarily considered her experience as a chief financial officer and extensive financial and accounting background in the manufacturing industry. In determining to nominate Dr. Jameel, the committee and the board primarily considered his expertise in pulp and paper technology and mill operations, which are directly related to our business. For more information on consideration of nominees for our board, see "Other Information—Recommendations for Board Nominated Director Nominees."

        The written charter of the committee is available on PCA's website at www.packagingcorp.com under the section Investor Relations—Corporate Governance. The charter is also available in print to any stockholder who requests it. Any such request should be directed to Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045, (847) 482-3000, Attn: Corporate Secretary.

Compensation Committee

        Mr. Mencoff (Chair), Mr. Porter and Mr. Williamson currently serve on the compensation committee and will continue to serve on the committee after the 2008 annual meeting. Each member of the compensation committee must be a "non-employee director" pursuant to Securities and Exchange Commission ("SEC") Rule 16b-3 and an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. All compensation committee members were determined to satisfy these standards. Mr. Souleles, who served on the committee through February 22, 2008, was previously determined to have satisfied these standards. The committee met four times during 2007.

        The compensation committee's primary responsibilities include, among other things:

  •
  establishment of our compensation philosophy, and oversight of the development and implementation of our compensation programs;

  •
  review and approval of corporate goals and objectives relevant to the compensation of the chief executive officer and the other named executive officers and evaluation of their performance annually against these objectives;

  •
  establishment of the base salary, incentive compensation and any other compensation for our chief executive officer and other named executive officers; and

  •
  monitoring our management incentive and stock-based compensation plans and discharging the duties imposed on the committee by the terms of those plans.

        The written charter of the committee is available on PCA's website at www.packagingcorp.com under the section Investor Relations—Corporate Governance. The charter is also available in print to any stockholder who requests it. Any such request should be directed to Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045, (847) 482-3000, Attn: Corporate Secretary.

        The agenda for meetings of the committee is determined by its chairman with the assistance of our chief executive officer, our corporate secretary and our vice president of human resources. The chief executive officer, the corporate secretary and the vice president of human resources regularly attend committee meetings. At meetings in which compensation decisions are made for the chief executive officer and the other named executive officers, the committee meets in executive session with no members of management present. The chairman of the committee reports the committee's recommendations on executive compensation to the board. Independent advisors, the chief executive officer and the human resources department support the committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents, as it deems necessary to assist in the fulfillment of its responsibilities.

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Audit Committee

        Mr. Frigon (Chair), Mr. Holland and Mr. Williamson currently serve on the audit committee. Effective upon their election to the board at the 2008 annual meeting, Ms. Beebe and Dr. Jameel will replace Mr. Holland and Mr. Williamson on the committee. Each member of the audit committee must be financially literate as required under the NYSE listing standards and meet the heightened independence standards required for audit committee members under SEC rules and the NYSE listing standards. All current and future committee members were determined to satisfy these standards. Mr. Porter, who served on the committee through February 22, 2008, was previously determined to have satisfied these standards. Each of Mr. Frigon and Ms. Beebe has been determined to be an "audit committee financial expert" within the meaning of SEC rules. The committee met seven times during 2007.

        The audit committee's primary responsibilities include, among other things:

  •
  selection and oversight of the independent auditors;

  •
  oversight of the internal audit function;

  •
  oversight of accounting policies and practices and financial reporting and internal controls; and

  •
  reviewing and discussing our financial statements and financial press releases with our management and independent auditors.

        Both the independent auditors and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee. The committee meets with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

        The written charter of the audit committee is available on our website at www.packagingcorp.com under the section Investor Relations—Corporate Governance. The charter is also available in print to any stockholder who requests it. Any such request should be directed to Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045, (847) 482-3000, Attn: Corporate Secretary.

Interested Party, Including Stockholder, Communication with the Board of Directors

        Interested parties, including stockholders, may communicate directly with the presiding director, the chairman of the audit committee, or the independent directors as a group by writing to those individuals or the group at the following address: c/o Kent A. Pflederer, Corporate Secretary, Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045. Correspondence that is not obvious advertising or solicitation will be forwarded to the addressee or appropriate person or persons. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist us in effectively addressing your concern, you may choose to remain anonymous, and we will use our reasonable efforts to protect your identity to the extent appropriate or permitted by law. In addition, employees may communicate confidentially any concerns related to our accounting, internal accounting controls or auditing matters, business principles or policies, or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-PCA personnel and all calls are communicated to our general counsel. Any complaints regarding accounting, internal controls or auditing matters are forwarded directly to the chairman of the audit committee and the chief financial officer.

Code of Ethics

        All of our employees, including all officers, are required to abide by our long-standing Statement of Business Principles. Also, separate Codes of Ethics for our executive officers and principal accounting personnel, as well as our directors, are in place to help ensure that our business is conducted in a consistently legal and ethical manner. These documents cover all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. The full text of our Statement of Business Principles and the Codes of Ethics are published on our website at www.packagingcorp.com under the section Investor Relations—Corporate Governance.

        We will provide to any person without charge, upon request, a copy of this information. Any such request should be directed to Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045, (847) 482-3000, Attn: Corporate Secretary.

        We will disclose future amendments to, or waivers from, certain provisions of these Codes of Ethics for executive officers and directors on our website within four business days following the date of such amendment or waiver, if they occur.

Corporate Governance Guidelines

        We have in place Corporate Governance Guidelines governing the function and performance of the board and its committees, which, among other things, sets forth the qualifications and other criteria for director nominees. The current guidelines appear on our website at www.packagingcorp.com under the section Investor Relations—Corporate Governance.

        We will provide to any person without charge, upon request, a copy of this information. Any such request should be directed to Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045, (847) 482-3000, Attn: Corporate Secretary.

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(ITEM NO. 2 ON PROXY CARD)

        The audit committee has appointed Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2008, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since we were formed in 1999. Representatives of Ernst & Young LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Stockholder Ratification

        We are not required to submit the appointment of Ernst & Young LLP for ratification by our stockholders. However, we are doing so as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interests and that of our stockholders.

        The board of directors, based upon the recommendation of the audit committee, unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as PCA's auditors for 2008.

Fees to the Independent Registered Public Accounting Firm

        Audit Fees.    Fees for audit services totaled approximately $1,199,000 in 2007 and $1,145,000 in 2006, including fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, and the audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations.

        Audit-Related Fees.    Fees for audit-related services totaled approximately $95,000 in 2007 and $85,500 in 2006. Audit-related services principally include benefit plan audits and accounting consultation services reasonably related to the audit.

        Tax Fees.    Tax fees include fees for tax compliance, tax advice and tax planning services. We did not pay any tax fees to Ernst & Young LLP in 2007 or 2006.

        All Other Fees.    We did not pay any other fees to Ernst & Young LLP in 2007 or 2006.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services.

        Pursuant to its written charter, the audit committee is responsible for adopting, and has adopted, a policy to pre-approve all audit and permitted non-audit services to be performed for us by our auditors. Prior to engagement of the independent registered public accounting firm for the next year's audit, we or the independent registered public accounting firm submit to the committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined above. Prior to engagement, the committee pre-approves these services by category of service. The fees are budgeted and the committee requires the independent registered public accounting firm and us to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the entire audit committee at its next scheduled meeting.

Report of the Audit Committee

        The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report into those filings.

        Management is responsible for PCA's internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors.

        In connection with the financial statements for the fiscal year ended December 31, 2007, the audit committee has:

  (1)
  reviewed and discussed the audited financial statements with management;

  (2)
  discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended; and

  (3)
  received the written disclosure and letter from Ernst & Young LLP regarding the matters required by Independence Standards Board Standard No. 1, and has discussed with Ernst & Young LLP the independence of such firm.

        Based upon these reviews and discussions, the audit committee recommended to the board of directors at its February 20, 2008 meeting that our audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC. Upon recommendation of the audit committee, the board approved such inclusion.

                      The Audit Committee
                      Henry F. Frigon, Chairman
                      Louis A. Holland
                      Rayford K. Williamson

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

        Our executive compensation philosophy, policies, plans and programs are under the direction of the compensation committee of our board of directors. The committee is responsible for determining the compensation elements and amounts paid to the executive officers named in the compensation tables following this Compensation Discussion and Analysis (the "named executive officers").

        Our executive compensation program has been designed to achieve the following:

  •
  reinforce a results-oriented management culture with total executive compensation that varies according to performance;

  •
  focus executive officers on both annual and long-term business objectives with the goal of creating stockholder value;

  •
  align the interests of our executives and stockholders through equity-based compensation awards; and

  •
  provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

Elements of Compensation

        Consistent with our compensation objectives described above, our executive compensation program is designed to be similar to the programs that are offered at paper, packaging and related manufacturing companies comparable to us. While comparing our compensation to other companies may not always be totally appropriate due to aspects of our business and the uniqueness of some of our objectives, we generally believe that this is an important part of the committee's decision-making process.

        The total compensation program for the named executive officers includes base salary, annual performance-based cash incentive compensation under our Executive Incentive Compensation Plan, long-term equity incentive compensation under our Long-Term Equity Incentive Plan, retirement plans and perquisites. In determining the total compensation paid to the named executive officers, the committee uses both outside consultant compensation assessments and internal reviews of similar company compensation data, giving particular consideration to comparable peer groups of paper, packaging and related manufacturing companies.

        Since 2005, at the direction of the committee, we have retained Hewitt Associates, a nationally recognized compensation consulting firm, to assess the compensation of our named executive officers relative to a group of named executive officers at other peer companies. Hewitt provides other services to us in the ordinary course of business. Representatives of Hewitt and other consultants have not historically attended meetings of the compensation committee and, other than providing these compensation assessments, have not participated in compensation decisions. The peer group was selected based on a variety of criteria relative to PCA, including relevant products/industry as well as range of size/scope (across such measures as total revenues, net income and market capitalization). The companies selected to be part of the peer group were Aptar Group Inc.; Bemis Company; Chesapeake Corporation; Corn Products International, Inc.; Nalco Holding Company; Pactiv Corporation; Potlatch Corporation; Rock-Tenn Company; Smurfit-Stone Container Corporation; Sonoco Products Company; and Temple-Inland Inc.

        In October 2007, Hewitt completed a compensation assessment using the peer group noted above. Their assessment showed that for named executive officer positions other than the chief executive officer, the base salaries were below the 50th percentile of the peer group, except for Mr. Sweeney, whose base salary was above the 50th percentile. Total cash compensation and total compensation for named executive officer positions other than the CEO were each below the 50th percentile. For the CEO position, the base salary was below the 50th percentile, total cash compensation was above the 75th percentile, and total compensation was below the 50th percentile.

        The committee uses these assessments to help ensure that our executive compensation is both reasonable and competitive. The committee also uses these assessments as a guide when determining each element of incentive compensation, the mix of base salary, annual incentive awards and equity grants within the overall compensation package, and the total compensation compared to the peer group companies. There is no pre-established policy or target for the mix between cash and non-cash, or short and long-term incentive compensation.

Base Salary

        We provide a base salary to attract and retain executive officers and compensate them for their services during the year. Each named executive officer position has a base salary range associated with it, and each named executive officer's base salary is determined within that range, based on factors such as length of service with PCA, responsibilities, years of experience and other factors. Base salary ranges are reviewed against the market data and assessments described above. A named executive officer's base salary is typically set between 80% and 125% of the mid-point of the range. In 2007, the committee increased the base salary ranges for the named executive officers. The increase in the base salary range was 3% for the CEO position and averaged 10% for the other named executive officer positions.

        Base salary levels for named executive officers are reviewed annually as part of our performance review process. Merit-based increases to salaries of named executive officers are based on the assessment of the individual's performance. The committee approved a 3% base salary increase for each of named executive officers on January 1, 2007, which was consistent with the increase for all of our salaried employees.

        Base salary levels are also reviewed upon a promotion or other change in job responsibility or if an assessment against the peer group warrants a change. At mid-year, the committee reviewed the base salaries of our named executive officers in light of the most recent peer group assessment prepared by Hewitt. As a result of this review, in June 2007, Mr. Stecko's salary was unchanged, Mr. Kowlzan's salary and Mr. Sweeney's salaries were increased by $15,000 per year, and Mr. West's and Mr. Hassfurther's salaries were increased by $10,000 per year.

Executive Incentive Compensation Plan

        Each of our named executive officers is eligible to receive awards under our cash-based Executive Incentive Compensation Plan. The purpose of the plan is to reinforce a results-oriented management culture by providing opportunities to earn cash incentive awards that vary according to performance. The plan sets forth the guidelines for administration and payment of performance-based cash incentive compensation. In accordance with the plan, at the beginning of each calendar year, the committee sets target awards for each named executive officer. Individual target awards are calculated as a percentage of the mid-point of the salary range for each position. The 2007 target awards, as a percentage of the mid-point of the base salary range for each named executive officer, remained the same as in 2006 and were as follows: 100% for Mr. Stecko; 80% each for Mr. West, Mr. Sweeney, and Mr. Kowlzan; and 70% for Mr. Hassfurther.

        To evaluate performance and determine award amounts, the committee assesses: (1) the level of our earnings; (2) our actual performance compared to the annual operating plan; (3) our performance compared to industry competitors; (4) industry economic conditions and other factors relevant to our performance; and (5) specific individual performance. The first three measures were chosen, respectively, to incorporate a level of affordability for incentive plan awards for a given year, measure how we perform against our internal profit plan for the year, and provide an important external measure of our performance. The fourth measure allows the committee to consider any extraneous or uncontrollable factors, either positive or negative, and other factors, which might be relevant to our overall performance. The final measure incorporates individual performance into the plan. Based upon their assessment, the committee determines the final amount to be paid to each named executive officer, which can range from 0% to 200% of the individual's target award.

        Specific weights are not assigned to each measure, but in a given year, some measures may be deemed more important than others depending on specific circumstances and business conditions for that year.

        The plan gives the committee discretion to provide special awards to named executive officers in recognition of their accomplishments of longer-term objectives or other significant achievements. Special awards may not exceed 100% of the base salary of the named executive officer receiving a special award.

        At the end of each year, our chief executive officer prepares and presents to the committee a recommended individual award for each of the named executive officers, including himself. In making the recommendation, an analysis of the factors described above is completed, provided and discussed with the committee. If the analyses or other information provided to the committee in making a compensation decision is determined to be incorrect or requires a material adjustment, the committee may consider that adjustment when making the next year's award or, at their discretion, may attempt to recover all or a portion of any awards made.

        Incentive awards for 2007 to the named executive officers averaged 164% of the 2007 target awards, which are included in the "Grant of Plan Based Awards" table following this Compensation Discussion and Analysis. In determining these awards, the committee primarily considered the following factors:

  •
  We achieved record earnings of $1.61 per share in 2007, exceeding 2006 earnings by 34%.

  •
  Adjusting for the timing of published announcements of industry-wide price changes compared to the operating plan assumptions, we exceeded our annual operating plan earnings target by 9%.

  •
  Our margins substantially exceeded containerboard segment margins reported by industry competitors.

  •
  We achieved our best ever safety performance, and our biogas project at the Tomahawk, Wisconsin mill was selected by the American Forest & Paper Association as the outstanding environmental project in the industry.

        The committee also considered the 2006 awards to each officer, and determined that 2007 performance warranted an increase from that award. The 2007 award for each named executive officer ranged from 6.3% to 9.7% higher than the 2006 award.

        The committee authorized a 2007 special award of $600,000 to Mr. Stecko in recognition of PCA's continued improvement in performance and financial strength, which allowed the company to return more value to stockholders by increasing its dividend by 20% to $1.20 per share annually and announcing a $150 million share repurchase program in 2007.

Long-Term Equity Incentive Plan

        Named executive officers have the opportunity to participate in our Long-Term Equity Incentive Plan. The purpose of the plan is to promote our long-term growth and profitability by aligning the interests of our executive officers with the interests of our stockholders and by attracting, retaining and rewarding the best available persons for positions of responsibility. The committee considers the value of equity awards as part of the total compensation package to each named executive officer to help ensure competitiveness and consistency with compensation of similarly situated executive officers in our peer group.

        We have historically awarded to plan participants non-qualified stock options and, also, beginning in 2003, restricted stock. Because a share of restricted stock is more valuable than an option share at any level of award, awards of restricted stock achieve our equity compensation objectives with fewer shares issued and less dilution to stockholders. In 2006, shares awarded were 50% restricted stock and 50% option shares. In 2007, shares awarded were 60% restricted stock and 40% option shares. The committee granted 20% fewer shares in 2007 than 2006. However, the aggregate grant value of share-based awards to the named executive officers increased by 13% from 2006 as a result of an increase in our stock price.

        The stock options expire in seven years and vest in increments of one-third over a three-year period from the grant date. While we have no formal guidelines for ownership of our common stock, restricted stock does not vest until four years after the grant date. This has resulted in each of the named executive officers having a significant and meaningful ownership interest in our company. In addition, this four-year vesting period serves as an important employee retention incentive.

        As a matter of practice, the committee considers granting equity awards once per year. The restricted stock and non-qualified stock option grants awarded to the named executive officers are typically granted on the same date as grants made to other plan participants. For the past seven years, the grant date has been between June 12th and June 30th of each year. We have chosen to pay cash incentive awards at the beginning of the year, and to make equity grants near mid-year. This gives us an opportunity to discuss with the named executive officers and other key managers their compensation and performance twice per year, instead of once per year, which reinforces our philosophy to them that our compensation plans are based on pay-for-performance. All stock options are granted with an exercise price equal to the NYSE closing price of our common stock on the date of the grant.

Defined Benefit Retirement Plans

        Effective May 1, 2004, we adopted a grandfathered pension plan for certain salaried employees (the "PCA Pension Plan"), including the named executive officers who previously had participated in the pension plan of our former parent company, Pactiv Corporation. During the period from April 12, 1999, when we became a stand-alone company, through April 30, 2004, PCA eligible salaried employees, including the named executive officers, were allowed to continue to participate in the Pactiv pension plans and, except for Mr. Stecko, their supplemental executive retirement plan, for an agreed upon fee paid by us to Pactiv. The benefit formula for the PCA Pension Plan is comparable to that of the Pactiv pension plan except that the PCA Pension Plan uses career average base pay in the benefit formula in lieu of final average base pay. The PCA Pension Plan recognizes service earned under both the new PCA Pension Plan and the prior Pactiv pension plan. Benefits earned under the PCA Pension Plan are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004. All assets and liabilities associated with benefits earned through April 30, 2004 for our salaried employees and retirees were retained by the Pactiv pension plan.

        In addition to the PCA Pension Plan, all named executive officers, except for Mr. Stecko, participate in a PCA supplemental executive retirement plan (the "SERP") in which both base salary and payments under the Executive Incentive Compensation Plan are included as part of the calculation of their retirement benefits.

        Mr. Stecko's supplemental pension benefits are covered under a separate letter of agreement dated May 19, 1999 between PCA and Mr. Stecko. Mr. Stecko's supplemental pension benefit is calculated on the basis of the following formula: (annual salary + bonus) × (years of service) × (.0167), where "years of service" equals years of service worked with PCA since April 12, 1999 plus five years and where "annual salary + bonus" equals the average of the highest three years of annual base salary and annual bonus paid within the last five years of service, with the highest annual base salary and highest annual bonus determined independently of one another. The benefit is payable in a lump sum as soon as legally permissible following separation from service.

Defined Contribution Plan

        We offer a defined contribution 401(k) plan to our salaried employees, including the named executive officers. The plan permits employees to contribute between 1% to 50% of their base salary on a pre-tax basis. Participants may direct their contributions to be allocated in nine different investment funds, including the PCA Common Stock Fund. We provide a company matching contribution on the first 8% of pay contributed by each participant equal to 80% on the first 4% contributed and 50% on the next 4% contributed. The matching contribution is invested entirely in the PCA Common Stock Fund. Participant account balances are payable upon the earliest of death, total disability, termination of employment or retirement.

        Section 402(g) of the Internal Revenue Code limits the amount of pre-tax contributions that our participants may contribute to the defined contribution 401(k) plan. If a participant reaches the 402(g) limit before the end of the calendar year, pre-tax employee contributions and the related company matching contributions are suspended for the remainder of the year. For certain highly compensated salaried employees, including the named executive officers, we provide an extended match program under which the equivalent amount of the suspended company matching contribution is paid directly to the employee in the form of supplemental, taxable compensation.

Deferred Compensation Plan

        We provide a voluntary deferred compensation plan for eligible executive officers, including the named executive officers. This plan allows those eligible employees the opportunity to defer all or a portion of their annual cash incentive award.

        Under the terms of the deferred compensation plan, the value of incentive award payments deferred are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

        Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay any income and employment taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by our Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

Perquisites

        We provide named executive officers with perquisites and other personal benefits that we and the committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Currently, the perquisites include a lump sum cash perquisite allowance for all named executive officers plus payment of club memberships' dues, and legal, tax and financial planning assistance for certain named executive officers. The committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Welfare Benefits

        The named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Potential Payments Upon Termination or Change In Control

        Changes in employment status such as termination, death or disability, change in control or retirement can trigger a benefit or accelerate a benefit for our salaried employees, including the named executive officers. Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans.

Payments Made Upon Termination

        In general, when a named executive officer terminates employment with us, other than a termination for cause, the named executive officer is entitled to receive the amounts they have earned during the term of their employment and any benefits allowed as part of our compensation plans. These amounts that they will receive include the following:

  •
  vested stock options will remain exercisable for up to 90 days after the date of termination;

  •
  amounts contributed under the defined contribution plan and the deferred compensation plan;

  •
  continuation of health benefits for those named executive officers eligible for retirement under the retiree medical plan from our former parent company's plan;

  •
  unused vacation pay; and

  •
  amounts accrued and vested under the defined benefit retirement plans and the SERP for those named executive officers who have reached the eligible retirement age.

Payments Made Upon Death or Disability

        In the event of the death or disability of a named executive officer, in addition to the items identified above, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. Under our equity incentive plan, upon death or disability, generally all restrictions on restricted stock will lapse and all non-qualified stock options will become fully vested and exercisable and remain so for a period of 180 days from the date of death or disability, but in no event after the expiration date of the options.

Payments Made Upon a Change In Control

        There are no employment agreements for any named executive officers, nor are we contractually obligated to make any type of cash payment to any named executive officer in the event of a change in control. If there is a change in control of our company, and any of our named executive officers is terminated within one year after such change in control, in addition to the items identified above, all non-qualified stock options will become fully vested and exercisable and remain so for a period of one year from the date of termination, but in no event may such exercise period extend beyond the expiration date of the options. In connection with a change in control, restricted stock immediately vests.

Severance Benefits

        We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Any severance payments made to our named executive officers would be considered on a case-by-case basis and any payment of severance that might be deemed appropriate would require approval of the committee and our board of directors.

Tax and Accounting Implications

Deductibility of Executive Compensation

        The committee has considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1 million. To the extent possible, the committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are appropriate to ensure that our named executive officers receive total compensation that is competitive with our peer group, or reflects superior performance.

Accounting for Share-Based Compensation

        Beginning on January 1, 2006, we began accounting for share-based payments in accordance with the requirements of SFAS No. 123(R), "Share-Based Payment."

Trading in Our Stock

        We have a policy, which requires that our directors and executive officers do not participate in short-swing trading, short selling or entering into any derivative securities related to their ownership of our common stock.

COMPENSATION COMMITTEE REPORT

        The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

                      The Compensation Committee
                      Samuel M. Mencoff, Chairman
                      Roger B. Porter
                      Rayford K. Williamson

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)	Total ($)
Paul T. Stecko Chairman and Chief Executive Officer	2007 2006	$869,964 844,620	$1,384,629 605,063	$241,934 327,767	$2,110,000 1,985,000		$971,384 733,367		$167,107 165,541	$5,745,018 4,661,358
Richard B. West Senior Vice President and Chief Financial Officer	2007 2006	375,804 347,382	305,924 223,344	83,160 92,803	505,000 470,000		122,735 87,058		55,999 54,302	1,448,622 1,274,889
William J. Sweeney Executive Vice President— Corrugated Products	2007 2006	479,616 458,364	1,216,188 282,531	112,247 145,808	535,000 490,000		194,349 150,794	(6) (6)	77,931 78,047	2,615,331 1,605,544
Mark W. Kowlzan Senior Vice President— Containerboard	2007 2006	378,300 347,382	307,538 223,344	83,569 95,907	515,000 480,000		102,992 73,365		53,807 35,742	1,441,206 1,255,740
Thomas A. Hassfurther Senior Vice President— Sales & Marketing, Corrugated Products	2007 2006	323,724 309,432	249,701 174,381	69,353 75,402	340,000 310,000	(7) (7)	135,531 98,480		60,617 75,825	1,178,926 1,043,520

(1)
The dollar amounts shown for stock awards reflect compensation expense recorded in the financial statements for the year shown. These amounts are determined in accordance with SFAS No. 123(R), "Share-Based Payment." The assumptions used to calculate compensation expense are described in Note 4 to our consolidated financial statements included in the accompanying 2007 Annual Report to Stockholders.

(2)
The dollar amounts shown for option awards reflect compensation expense recorded in the financial statements for the year shown. These amounts are determined in accordance with SFAS No. 123(R). The assumptions used to calculate compensation expense are described in Note 4 to our consolidated financial statements included in the accompanying 2007 Annual Report to Stockholders.

(3)
Incentive awards for 2007 to the named executive officers averaged 164% of the target awards. The 2007 target award and the actual awards are summarized in the following table:

	Target Award	Actual Award	Target vs Actual Percent
Paul T. Stecko	$875,000	$1,510,000	173%
Richard B. West	320,000	505,000	158%
William J. Sweeney	336,000	535,000	159%
Mark W. Kowlzan	320,000	515,000	161%
Thomas A. Hassfurther	227,500	340,000	149%
Total	$2,078,500	$3,405,000	164%

  In addition, Mr. Stecko received a special award of $600,000. For further information regarding these awards, please see "Compensation Discussion and Analysis—Executive Incentive Compensation Plan."

(4)
The amounts represented in the 2006 column include the following: (a) the changes in value of the PCA Pension Plan for Mr. Stecko, Mr. West, Mr. Sweeney, Mr. Kowlzan, and Mr. Hassfurther of $43,147, $27,638, $36,332, $23,393, and $27,450, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan for Mr. Stecko, Mr. West, Mr. Sweeney, Mr. Kowlzan, and Mr. Hassfurther of $690,220, $59,420, $99,162, $49,972, and $71,030, respectively. The amounts represented in the 2007 column include the following: (a) the changes in value of the PCA Pension Plan for Mr. Stecko, Mr. West, Mr. Sweeney, Mr. Kowlzan, and Mr. Hassfurther of $36,295, $29,546, $33,687, $24,726, and $28,831, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan for Mr. Stecko, Mr. West, Mr. Sweeney, Mr. Kowlzan, and Mr. Hassfurther of $935,089, $93,189, $147,562, $78,266, and $106,700, respectively.

(5)
"All Other Compensation" is broken down as follows:

	Year	Cash Perquisite Allowance	Company Contributions to 401(k) Plan	Supplemental Taxable Compensation for Company Matching	Gifts	Club Memberships	Legal, Tax & Financial Planning	Tax Gross-Up
Paul T. Stecko	2007 2006	$70,000 70,000	$13,355 13,044	$31,883 31,978	$816 663	$300 300	$29,046 28,414	$21,707 21,142
Richard B. West	2007 2006	35,000 35,000	13,414 13,087	6,128 4,975	816 663	300 300	— —	341 277
William J. Sweeney	2007 2006	35,000 35,000	13,325 13,021	11,614 10,814	100 100	9,670 10,840	375 —	7,847 8,272
Mark W. Kowlzan	2007 2006	35,000 35,000	13,389 —	4,676 —	100 100	600 600	— —	42 42
Thomas A. Hassfurther	2007 2006	30,000 30,000	13,337 13,060	3,497 3,030	275 100	12,557 29,593	600 —	351 42

  The methodology for calculating the aggregate incremental cost for cash perquisite allowances and payments for club membership dues for Mr. West, Mr. Kowlzan, and Mr. Hassfurther is the actual amounts paid without any tax gross-up. Items received as gifts, club membership payments for Mr. Stecko and Mr. Sweeney, and Mr. Stecko's legal, tax, and financial planning amounts include an income tax and employment tax gross-up adjustment.

(6)
We describe more fully our defined benefit pension plans below under "Pension Benefits as of December 31, 2007." Of these amounts, $13,100 and $15,300 represent in-service distributions in 2007 and 2006, respectively, with respect to benefits earned between April 12, 1999 and April 30, 2004 under the Pactiv pension plan for services rendered to PCA. Total in-service distributions received by Mr. Sweeney from the Pactiv pension plan were $33,841 and $39,515 for 2007 and 2006, respectively, which represent benefits earned between June 1, 1991 and April 30, 2004. When we were separated from Pactiv on April 12, 1999, we and Pactiv entered into a human resources agreement which, among other items, granted our employees continued participation in the Pactiv pension plan for a period of up to five years following the closing of the acquisition for an agreed upon fee. Under this agreement, the Pactiv pension plan also allows PCA employees to receive retirement benefits while still employed by PCA. Effective May 1, 2004, we adopted the PCA Pension Plan for Eligible Grandfathered Employees for certain salaried employees who had previously participated in the Pactiv pension plan. Benefits earned under the PCA Pension Plan for Eligible Grandfathered Employees are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004.

(7)
Mr. Hassfurther elected to defer $100,000 of his 2006 incentive award and $200,000 of his 2007 incentive award into the deferred compensation plan. This amount is reported in the Summary Compensation Table in the "Non-Equity Incentive Plan Compensation" column.

Grants of Plan Based Awards for 2007

						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Option Awards: Number of Securities Underlying Options (#)(2)
								Exercise or Base Price of Option Awards ($/Share)
									Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Action Date	Threshold ($)	Target ($)	Maximum ($)
Paul T. Stecko	6/20/2007	6/15/2007	$0	$875,000	$1,750,000	35,000	24,000	$25.82	$1,021,300
Richard B. West	6/20/2007	6/15/2007	0	320,000	640,000	16,500	10,500	25.82	477,480
William J. Sweeney	6/20/2007	6/15/2007	0	336,000	672,000	19,000	12,000	25.82	549,380
Mark W. Kowlzan	6/20/2007	6/15/2007	0	320,000	640,000	17,000	11,000	25.82	492,840
Thomas A. Hassfurther	6/20/2007	6/15/2007	0	227,500	455,000	15,000	10,000	25.82	436,300

(1)
The amounts shown under "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" reflect the 2007 target for each named executive officer under our annual cash incentive award plan, described in "Compensation Discussion and Analysis—Executive Incentive Compensation Plan." The 2007 awards have been paid to the named executive officers and are reported as non-equity incentive compensation in the Summary Compensation Table.

(2)
Restricted stock may be voted by the holders and holders receive dividends on the same basis as holders of outstanding common stock. These shares may not be sold or transferred until four years after the date of the award as long as the holder remains employed by us. Stock options were granted with an exercise price equal to the closing market price on the date of grant. These options vest in three equal annual installments of one-third per year as long as the holder remains employed by us.

(3)
The grant date value of stock option awards is estimated using the Black-Scholes-Merton option pricing model, as described more fully in Note 4 to the financial statements included in the accompanying 2007 Annual Report to Stockholders. The grant date value of restricted stock is determined based on the closing price of our common stock on the grant date.

Outstanding Equity Awards Held by the Named Executive Officers at December 31, 2007

	Option Awards(1)						Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)		Option Expiration Date	Number of Shares, or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)
Paul T. Stecko	100,000 66,500 37,500 24,667 12,500 —	— — 12,500 12,333 25,000 24,000	— — — — — —	$ $ $ $ $ $	19.55 18.36 23.90 21.27 20.96 25.82	6/12/2012 6/20/2013 6/30/2014 6/29/2012 6/20/2013 6/20/2014	139,500	$3,933,900
Richard B. West	25,000 24,000 21,000 16,800 9,750 10,334 5,834 —	— — — — 3,250 5,166 11,666 10,500	— — — — — — — —	$ $ $ $ $ $ $ $	12.00 15.50 19.55 18.36 23.90 21.27 20.96 25.82	5/12/2010 6/18/2011 6/12/2012 6/20/2013 6/30/2014 6/29/2012 6/20/2013 6/20/2014	59,500	1,677,900
William J. Sweeney	17,250 11,667 6,167 —	5,750 5,833 12,333 12,000	— — —	$ $ $ $	23.90 21.27 20.96 25.82	6/30/2014 6/29/2012 6/20/2013 6/20/2014	69,000	1,945,800
Mark W. Kowlzan	7,000 25,000 16,800 9,750 10,334 5,834 —	— — — 3,250 5,166 11,666 11,000	— — — — — — —	$ $ $ $ $ $ $	15.50 19.55 18.36 23.90 21.27 20.96 25.82	6/18/2011 6/12/2012 6/20/2013 6/30/2014 6/29/2012 6/20/2013 6/20/2014	60,000	1,692,000
Thomas A. Hassfurther	20,000 19,000 18,000 12,600 7,875 8,667 5,000 —	— — — — 2,625 4,333 10,000 10,000	— — — — — — — —	$ $ $ $ $ $ $ $	12.00 15.50 19.55 18.36 23.90 21.27 20.96 25.82	5/12/2010 6/18/2011 6/12/2012 6/20/2013 6/30/2014 6/29/2012 6/20/2013 6/20/2014	50,000	1,410,000

(1)
Options granted prior to 2005 vest in four equal annual installments and expire on the tenth anniversary of the date of grant. Options granted in 2005 and after vest in three equal annual installments and expire on the seventh anniversary of the date of grant. The following table shows the dates of full vesting for currently unexercisable options:

Grant Date	Option Exercise Price	Date of Full Vesting
June 30, 2004	$23.90	June 30, 2008
June 29, 2005	21.27	June 29, 2008
June 20, 2006	20.96	June 20, 2009
June 20, 2007	25.82	June 20, 2010
(2)
The following table shows the year in which the restricted stock held by the named executive officers will vest:

Name	2008	2009	2010	2011
Paul T. Stecko	30,000	37,000	37,500	35,000
Richard B. West	10,000	15,500	17,500	16,500
William J. Sweeney	14,000	17,500	18,500	19,000
Mark W. Kowlzan	10,000	15,500	17,500	17,000
Thomas A. Hassfurther	6,000	14,000	15,000	15,000
(3)
The closing market price of our common stock on December 31, 2007 was $28.20 per share.

2007 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul T. Stecko	245,000	$3,625,800	28,500	$735,870
Richard B. West	—	—	7,200	185,904
William J. Sweeney	71,000	811,317	12,000	309,840
Mark W. Kowlzan	—	—	7,200	185,904
Thomas A. Hassfurther	—	—	5,400	139,428

Pension Benefits Table as of December 31, 2007(1)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Paul T. Stecko	Plan 1(3) Plan 2 - Appendix A(4)	8.71 13.71	$315,499 5,883,643	— —
Richard B. West	Plan 1(3) Plan 2(3)	8.71 8.71	228,194 451,586	— —
William J. Sweeney	Plan 1(3) Plan 2(3)	8.71 8.71	287,950 961,994	$13,100 —	(5)
Mark W. Kowlzan	Plan 1(3) Plan 2(3)	8.71 8.71	195,956 349,420	— —
Thomas A. Hassfurther	Plan 1(3) Plan 2(3)	8.71 8.71	295,422 381,066	— —

(1)
Plan 1 reflects the Pactiv pension plan (April 12, 1999—April 30, 2004) and its successor plan, the PCA Pension Plan for Eligible Grandfathered Salaried Employees (May 1, 2004—December 31, 2007). Number of Years of Credited Service is the years of service earned under both plans from

  April 12, 1999 to December 31, 2007. The Present Value of Accumulated Benefits represents the present value of benefits that have been earned under both plans from April 12, 1999 to December 31, 2007.

  Plan 2 reflects the Pactiv supplemental executive retirement plan (April 12, 1999—April 30, 2004) and its successor plan, the PCA Supplemental Executive Retirement Plan (May 1, 2004—December 31, 2007). Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2007. The Present Value of Accumulated Benefits represents the present value of benefits that have been earned under both plans from April 12, 1999 to December 31, 2007.

  Plan 2—Appendix A reflects the supplemental retirement benefits determined in accordance with Appendix A of the PCA Supplemental Executive Retirement Plan for Paul Stecko. Number of Years of Credited Service is the years of service from April 12, 1999 through December 31, 2007, plus five years of additional service provided under Appendix A. The Present Value of Accumulated Benefits represents the present value of benefits that have been earned from April 12, 1999—December 31, 2007.
  PCA salaried employees, including the named executive officers, who have earned benefits under the Pactiv pension plan may elect to begin receiving benefits from the Pactiv pension plan upon attainment of age 65, while still actively employed by PCA. Upon attainment of age 65, Mr. Sweeney elected to begin receiving an in-service distribution from the Pactiv pension plan. The benefits included in the table represent benefits earned under the Pactiv pension plan from April 12, 1999 to April 30, 2004 for services rendered to PCA.

(2)
The present value of accumulated benefits reported for the named executive officers are for benefits earned from April 12, 1999 through December 31, 2007. The Number of Years of Credited Service reflects employment of the named executive officers by PCA since April 12, 1999. The years of service attributable to each named executive officer while employed by PCA is 8.71 years, and 13.71 years for Mr. Stecko under his SERP.

The present value of accumulated benefits using interest rate and mortality rate assumptions consistent with those used in our financial statements was calculated as of December 31, not as of September 30, the plans' measurement date, as we will be required to change the plans' measurement date to our fiscal year end, or December 31, by the end of 2008, as required by SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Postretirement Plans—an amendment of FASB Statements No. 87, 88 106 and 132(R)." The difference in the present values of accumulated benefits as of the two different dates would be minimal.

We calculated the present values shown in the Pension Benefits Table using: (i) a 6.00% discount rate, the same discount rate we use for FAS 87 calculations for financial reporting purposes; and (ii) the plan's unreduced early normal retirement age of 62. The present values shown in the table reflect postretirement mortality, based on the FAS 87 assumption (the RP2000 Combined Healthy Mortality Table Projected by Scale AA to 2005) but do not include a factor for preretirement termination, mortality, or disability.

(3)
The PCA Pension Plan provides for normal retirement at age 65 with full retirement benefits and early retirement at age 55 and 10 years of eligibility service with reduced retirement benefits. The reduction in retirement benefits by retirement age is as follows:

Retirement Age	Reduction in Benefits (%)
62, 63 or 64	No reduction
61	3
60	6
59	12
58	18
57	24
56	30
55	36

  The formula used for computing monthly benefit payments at normal retirement age is as follows: 55% of average career base compensation earned since January 1, 2000 multiplied by years of credited service (up to a maximum of 35) divided by 35 less the monthly normal retirement benefit earned under the Pactiv pension plan.
  The normal form of payment for married participants is a 50% joint and survivor annuity and for single participants is a single life annuity. Other optional forms of payment include: ten-year certain annuity, 75% and 100% joint and survivor annuity. The optional forms of payment are designed to be actuarially equivalent to the normal forms of payment.
  The SERP provides additional pension benefits to our eligible executive officers, including the named executive officers except for Mr. Stecko. The benefits under the SERP are determined using the same formula as the PCA Pension Plan but in addition to career base compensation, the SERP includes Executive Incentive Compensation Plan awards as well as any career base compensation earned in excess of the annual compensation limits imposed under Section 401(a)(17) of the Internal Revenue Code. Benefits earned under the SERP are reduced by any benefits paid from the PCA Pension Plan and any prior benefits under Pactiv's qualified pension plan and non-qualified SERP.

(4)
Appendix A of the SERP provides for the benefit formula for Mr. Stecko under the terms of a letter agreement dated May 19, 1999. Mr. Stecko's supplemental pension benefit is calculated on the basis of the following formula: (annual salary + bonus) × (years of service) × (.0167), where "years of service" equals years of service worked with us since April 12, 1999 plus five years and where "annual salary + bonus" equals the average of the highest three years of annual base pay and annual bonus paid within the last five years of service, with the highest annual base pay and highest annual bonus determined independently of one another. The benefit is payable in a lump sum as soon as legally permissible following separation from service, using the following factors: the interest rate used will be the annual rate of interest of 30-year Treasury Securities as specified by the IRS for the second calendar month preceding the first day of the plan year during which the annuity starting date occurs, and the applicable mortality table described in Revenue Ruling 95-6, 1995-1 CB 80.

(5)
This amount represents an in-service distribution with respect to benefits earned between April 12, 1999 and April 30, 2004 under the Pactiv pension plan for services rendered to PCA. Total in-service distribution received by Mr. Sweeney from the Pactiv pension plan in 2007 was $33,841, which represents benefits earned between June 1, 1991 and April 30, 2004.

2007 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Paul T. Stecko	—		—	$14,587	—	$195,761
Richard B. West	—		—	14,179	—	190,283
William J. Sweeney	—		—	11,769	—	157,938
Mark W. Kowlzan	—		—	—	—	—
Thomas A. Hassfurther	$100,000	(2)	—	24,935	—	339,856

(1)
Earnings as deferred compensation are not included in "All Other Compensation" in the Summary Compensation Table because the earnings are not considered above-market or at a preferential rate of earnings.

(2)
The amount shown represents 32.3% of Mr. Hassfurther's 2006 incentive award, paid during 2007, which was deferred into the plan.

Description of Deferred Compensation Plan

        The deferred compensation plan provides eligible executives, including the named executive officers, the opportunity to defer all or a portion of their annual cash incentive awards. Participants have the option of investing their deferred incentive awards among four distinct notional investment options in 1% increments, which include: (i) The JPMorgan Chase Prime Rate; (ii) The Fidelity Growth Company (large cap growth); (iii) PIMCO Total Return (intermediate to long term bond); and (iv) Barclays Equity Index (S&P 500 index).

        The JPMorgan Chase Prime Rate option is credited with prime rate as reported by the JPMorgan Chase Bank as of the first day of each calendar month. The notional returns for the Fidelity Growth Company and PIMCO Total Return, which are investment options also offered in PCA's defined contribution 401(k) plan, are based on the same daily net asset values computed under the 401(k) plan. In addition, the equivalent of any dividends or capital gains payments made by the Fidelity Growth Company or the PIMCO Total Return options are also factored into the respective notional returns calculated for these two investment options. The notional returns for the Barclays Equity Index are based on daily net asset value information provided directly from Barclays.

        The rates of return for the deferred compensation investment options were as follows for 2007:

Fund Name	Annual Return %
Barclays Equity Index	5.57
The Fidelity Growth Company	19.89
PIMCO Total Return	8.81
The JPMorgan Chase Prime Rate	8.05

        Participants may elect to change the allocation of their notional investments on any business day.

        Under the terms of the deferred compensation plan, the value of incentive payments deferred are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

        Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by the PCA Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

Incremental Payments on Termination

        Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination.

        If a named executive officer terminates employment as a result of death or disability, then all restrictions on restricted stock will lapse and all non-qualified stock options will become fully vested and exercisable and remain so for a period of 180 days from the date of death or disability, but in no event after the expiration date of the options. If there is a change in control of our company, and any of our named executive officers is terminated within one year after such change in control, all non-qualified stock options will become fully vested and exercisable and remain so for a period of one year from the date of termination, but in no event may such exercise period extend beyond the expiration date of the options. In connection with a change in control, restricted stock immediately vests.

        The in-the-money value of unvested stock options held by each named executive officer on December 31, 2007 was: Mr. Stecko, $377,338; Mr. West, $159,227; Mr. Sweeney, $182,999; Mr. Kowlzan, $160,417; and Mr. Hassfurther, $137,515. The value of unvested restricted stock held by each named executive officer on December 31, 2007 was: Mr. Stecko, $3,933,900; Mr. West, $1,677,900; Mr. Sweeney, $1,945,800; Mr. Kowlzan, $1,692,000; and Mr. Hassfurther, $1,410,000. The closing market price of our common stock on the New York Stock Exchange on that date was $28.20.

2007 Director Compensation Table(1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Henry F. Frigon	$42,500	$49,000	$91,500
Louis A. Holland	48,000	49,000	97,000
Roger B. Porter	46,500	49,000	95,500
Rayford K. Williamson	52,500	49,000	101,500

(1)
For service on the board, we did not compensate management nor did we compensate Mr. Mencoff or, our former director, Mr. Souleles, who have declined to accept board compensation. During 2007, the directors shown received an annual cash retainer of $20,000, $4,000 in cash per board meeting attended and $1,500 per committee meeting attended. We also granted those directors 2,000 shares of restricted stock on February 28, 2007, which vests in six months. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at board and committee meetings. For 2008, the annual cash retainer was increased to $25,000 and the fee per committee meeting was increased to $2,000. All other elements remained the same as 2007.

(2)
The amounts shown for stock awards reflect compensation expense for financial statement reporting purposes for the year ended December 31, 2007. As the stock awards vest in six months, the amounts only reflect grants made during 2007 and are equal to the fair market value of our stock on the date of the award. Grants of restricted stock are authorized by the compensation committee and the board of directors at the first regularly scheduled meeting of each year. Total director compensation is approved for the current year at that time. Grants are made on the date of approval.

OWNERSHIP OF OUR STOCK

        The following table sets forth information regarding beneficial ownership of our common stock as of February 29, 2008:

  •
  each person or group known by us to own beneficially more than 5% or more of our outstanding common stock;

  •
  our current directors, nominees for director, our chief executive officer and the other named executive officers; and

  •
  all directors, nominees and executive officers as a group.

        Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Percentage ownership is based upon 104,453,359 shares outstanding on February 29, 2008.

Name of Beneficial Owner	Number of Shares Held	Percent of Class
Capital Research Global Investors(1) 333 South Hope Street Los Angeles, CA 90071	6,800,000	6.5%
Neuberger Berman Inc. 605 Third Avenue New York, NY 10158(2)	6,350,386	6.1%
Barclays(3) 45 Fremont Street San Francisco, CA 94105	5,679,454	5.4%
Paul T. Stecko(4)	531,264	*
William J. Sweeney(5)	113,220	*
Mark W. Kowlzan(6)	193,819	*
Richard B. West(7)	203,493	*
Thomas A. Hassfurther(8)	145,193	*
Samuel M. Mencoff(9)	294,593	*
Cheryl K. Beebe	—	*
Henry F. Frigon(10)	45,000	*
Louis A. Holland(11)	30,200	*
Hasan Jameel	—	*
Roger B. Porter(12)	11,000	*
Rayford K. Williamson(13)	44,500	*
All directors, nominees and executive officers as a group(14) (13 persons)	1,692,594	1.6%

*
Denotes ownership of less than one percent.

(1)
This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2008 by Capital Research and Management Company, reporting sole voting and dispositive power over 6,800,000 shares.

(2)
This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2008 by Neuberger Berman Inc. and Neuberger Berman LLC. Each reported shared dispositive power of 6,350,386 shares and sole voting power of 4,347,905 shares.

(3)
Barclays Global Investors, NA ("Investors"), Barclays Global Fund Advisors ("Advisors"), Barclays Global Investors, Ltd. ("Limited"), Barclays Global Investors Japan Trust and Banking Company

  Limited, Barclays Global Investors Japan Limited ("Japan"), Barclays Global Investors Canada Limited ("Canada"), Barclays Global Investors Australia Limited ("Australia") and Barclays Global Investors (Deutschland) AG filed a joint Schedule 13G with the SEC on February 6, 2008 stating that (i) Investors beneficially owns 4,132,271 of these shares, with sole voting power with respect to 3,718,478 of the shares and sole dispositive power with respect to 4,132,271 of the shares; (ii) Advisors beneficially owns 1,379,902 of these shares with sole voting and dispositive power; (iii) Limited beneficially owns 101,636 of these shares with sole voting power over 82,281 of the shares and sole dispositive power over 101,636 of the shares; (iv) Japan beneficially owns 53,977 of these shares with sole voting and dispositive power; and (v) Canada beneficially owns 11,668 of these shares with sole voting and dispositive power.

(4)
Includes 290,097 shares and 241,167 exercisable stock options. Included in the number of shares are 86,500 shares not subject to vesting conditions, 139,500 shares of restricted stock subject to forfeiture under certain conditions, 4,097 shares held in the 401(k) plan and 60,000 shares held by the Paul T. Stecko 1999 Dynastic Trust of which Mr. Stecko may be deemed to have beneficial ownership.

(5)
Includes 78,136 shares and 35,084 exercisable stock options. Included in the number of shares are 5,000 shares not subject to vesting conditions, 69,000 shares of restricted stock subject to forfeiture under certain conditions and 4,136 shares held in the 401(k) plan.

(6)
Includes 119,101 shares and 74,718 exercisable stock options. Included in the number of shares are 57,965 shares not subject to vesting conditions, 60,000 shares of restricted stock subject to forfeiture under certain conditions and 1,136 shares held in the 401(k) plan. The number of shares includes 52,800 shares pledged as collateral.

(7)
Includes 90,775 shares and 112,718 exercisable stock options. Included in the number of shares are 27,020 shares not subject to vesting conditions, 59,500 shares of restricted stock subject to forfeiture under certain conditions and 4,255 shares held in the 401(k) plan.

(8)
Includes 54,051 shares and 91,142 exercisable stock options. Included in the number of shares are 50,000 shares of restricted stock subject to forfeiture under certain conditions and 4,051 shares held in the 401(k) plan.

(9)
Includes 226,006 shares owned by Mr. Mencoff, 61,338 held by his childrens' trusts and 7,249 shared held by Madison Dearborn Partners, LLC. Mr. Mencoff's spouse is the trustee of the childrens' trusts. Mr. Mencoff is a managing director and member of Madison Dearborn Partners, LLC and may be deemed to have a pecuniary interest in its shares. Mr. Mencoff expressly disclaims beneficial ownership of the shares owned by the childrens' trusts and Madison Dearborn Partners, LLC except to the extent of his pecuniary interest therein.

(10)
Includes 10,000 shares and 35,000 exercisable stock options. The number of shares includes 2,000 shares subject to forfeiture under certain conditions and 1,000 shares held by the Henry F. & Anne M. Frigon Irrevocable Trust, of which Mr. Frigon may be deemed to have beneficial ownership.

(11)
Includes 26,200 shares and 4,000 exercisable stock options. The number of shares includes 600 shares held in the 2005 Irrevocable Trust. of which Mr. Holland may be deemed to have beneficial ownership.

(12)
Includes 7,500 shares and 3,500 exercisable stock options. 2,000 shares are subject to forfeiture under certain conditions.

(13)
Includes 9,500 shares and 35,000 exercisable stock options. 2,000 shares are subject to forfeiture under certain conditions.

(14)
Includes 665,930 exercisable stock options, 409,400 shares of restricted stock subject to forfeiture under certain conditions and 21,146 shares held in the 401(k) plan.

TRANSACTIONS WITH RELATED PERSONS

Policy for Evaluating Related Person Transactions.

        The board has adopted a written policy relating to the nominating and governance committee's review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations ("related person transactions"). A "related person" is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our common stock. Our corporate secretary administers procedures adopted by the board with respect to related person transactions and the committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the committee has evaluated it, or a transaction may begin before discovery of a related person's participation. In such instances, management consults with the chairman of the committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the committee. In approving any related person transaction, the committee must determine that the transaction is fair and reasonable to PCA. The committee periodically reports on its activities to the board. The written policy relating to the committee's review and approval of related person transactions is available on our website at www.packagingcorp.com under Investor Relations—Corporate Governance.

Registration Rights Agreement

        In 1999, PCA, PCA Holdings LLC and Pactiv Corporation entered into a registration rights agreement under which Pactiv, PCA Holdings and their affiliates and transferees had certain registration rights, which required us to register PCA securities held by them under the Securities Act of 1933. As of December 31, 2007, there were no shares of our common stock entitled to registration rights under this agreement.

Services Agreement

        In 1999, we entered into a holding company support agreement with PCA Holdings, under which we agreed to reimburse PCA Holdings for all fees, costs and expenses, up to an aggregate amount of $250,000 per year, related to PCA Holdings' investment in us. These expenses include PCA Holdings' general operating expenses, franchise tax obligations, accounting, legal, corporate reporting and administrative expenses, and any other expenses incurred by PCA Holdings as a result of its investment in us. No amounts were paid in fiscal year 2007 nor in any other year in which this agreement was effective.

Employment of Related Persons

        We employ the son of William J. Sweeney, a named executive officer and Executive Vice President of Corrugated Products. William Brett Sweeney, his son, was hired in March 1994, and has served as a plant general manager since December 1994. He currently serves as the general manager of two of our corrugated products plants, and was paid compensation equal to $218,000 in 2007 consisting of a base salary and bonus, along with other employment benefits that are standard for employees at that management level. Mr. Sweeney is involved in determining his son's compensation, however; final compensation decisions are approved by our chief executive officer. His son's compensation was established by us in accordance with our compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that during our preceding fiscal year all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during 2007.

OTHER INFORMATION

Stockholder Proposals

        Stockholder proposals for our 2009 Annual Meeting of Stockholders must be received at our principal executive offices by December 1, 2008, and must otherwise comply with the SEC's rules to be considered for inclusion in our proxy materials relating to the meeting.

Recommendations for Board-Nominated Director Nominees

        A stockholder may recommend persons as potential nominees to be elected to the board by submitting the names of such persons in writing to our corporate secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person's willingness to serve, and the information that would be required to be furnished if the stockholder was directly nominating such person for election to the board (described below under "Procedure for Nominating Directors or Bringing Business Before the 2009 Annual Meeting"). To be nominated by the board for election, the nominee must meet the selection criteria as determined by the nominating and governance committee. The committee evaluates nominees recommended by stockholders in the same manner in which it evaluates other nominees. The selection criteria identifies desirable skills and experience for prospective board members, including those properly nominated by stockholders, and addresses the issues of diversity and background. The board selects potential new members using the criteria and priorities established from time to time. The composition, skills and needs of the board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the board. For the committee and the board to have adequate time to consider recommendations made by a stockholder for a nomination for election at the 2009 Annual Meeting of Stockholders, recommendations must be received by December 1, 2008.

Procedure for Nominating Directors or Bringing Business Before the 2009 Annual Meeting

        A stockholder entitled to vote for the election of directors at an annual meeting and who is a shareholder of record on:

  •
  the record date for that annual meeting;

  •
  on the date the shareholder provides timely notice to us; and

  •
  on the date of the annual meeting

may directly nominate persons for director or bring business before the annual meeting by providing proper timely written notice to our corporate secretary.

        A notice nominating a person for election as a director must include:

  •
  the name and address of the stockholder making the nomination and of the person to be nominated;

  •
  a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the stockholder;

  •
  such other information regarding the nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission; and

  •
  the consent of the nominee to serve as our director if duly elected at the annual meeting by the stockholders.

        For each matter other than director nominations that the stockholder proposes to bring before the annual meeting, the notice must include a brief description of the business to be discussed, the name and record address of the stockholder proposing such business, the class and number of our shares owned by the stockholder and any material interest of the shareholder in such business. Please be aware that these requirements are separate from, and in addition to, the requirements to have your proposal included in our proxy as described above under "Stockholder Proposals."

        To be timely, written notice either to directly nominate persons for director or to bring business properly before the annual meeting must be received at our principal executive offices not less than 60 days and not more than 90 days prior to the anniversary date of the preceding annual meeting. If the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or made public in a press release or in a filing with the SEC, whichever occurs first. This notice must be received by our corporate secretary personally or by registered mail and otherwise satisfy the procedures set forth in our bylaws.

        We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Other Matters

        As of the date of this proxy statement, the board of directors does not intend to present at the 2008 Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of our board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

PACKAGING CORPORATION OF AMERICA

Kent A. Pflederer Vice President, General Counsel and Corporate Secretary
March 31, 2008

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.
1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 — Cheryl K. Beebe	☐	☐	02 Henry F. Frigon	☐	☐	03 — Hasan Jameel	☐	☐

04 - Samuel M. Mencoff	☐	☐	05 - Roger B. Porter	☐	☐	06 - Paul T. Stecko	☐	☐

07 - Rayford K. Williamson	☐	☐

			For	Against	Abstain
2. Proposal to ratify appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as the company’s auditors.			☐	☐	☐

Non-Voting Items
Change of Address — Please print new address below.					Comments — Please print your comments below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print data below.		Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

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■			MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Packaging Corporation of America

1900 West Field Court

Lake Forest, IL 60045

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PAUL T. STECKO, RICHARD B. WEST and KENT A. PFLEDERER as proxies (each with the power to act alone and to appoint his substitute) and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Packaging Corporation of America held of record by the undersigned on March 17, 2008, at the annual meeting of stockholders to be held on May 13, 2008 and at any and all adjournments thereof.

Please sign and date on the reverse side and mail promptly in the enclosed postage-paid envelope or otherwise to Computershare Investor Services, P.O. Box 43102, Providence, Rhode Island 02940-5068.

A vote “FOR” Proposals 1 and 2 is recommended by the Board of Directors.

If properly signed, dated and returned, this proxy will be voted as specified herein by the undersigned stockholder. If no choice is specified, this proxy will be voted “FOR” the nominees specified in Proposal 1 and “FOR” Proposal 2.

(Continued and to be signed on the reverse side)

QuickLinks

ABOUT THE MEETING
ELECTION OF DIRECTORS (ITEM NO. 1 ON PROXY CARD)
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM NO. 2 ON PROXY CARD)
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Summary Compensation Table
Grants of Plan Based Awards for 2007
OWNERSHIP OF OUR STOCK
TRANSACTIONS WITH RELATED PERSONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER INFORMATION